Exhibit 23(a)

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-00000) and related Prospectus of United Dominion Realty Trust, Inc. for the registration of $600,000,000 of Debt Securities, Preferred Stock or Common Stock and to the incorporation by reference therein of our report dated March 5, 1997, with respect to the consolidated financial statements and schedule of United Dominion Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                Ernst & Young LLP

Richmond, Virginia
May 14, 1997